Exhibit 107

Calculation of Filing Fee Table
Form S-8
BTRS HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class 1 Common Stock, par value $0.0001 per share, reserved pursuant to the 2020 Equity Incentive Plan	457(h)	2,000,000(3)	$7.09(1)	$14,180,000.00	$0.0000927	$1,314.49
Equity	Class 1 Common Stock, par value $0.0001 per share, reserved pursuant to the 2020 Employee Stock Purchase Plan	457(h)	1,626,932(4)	$6.03(5)	$9,810,399.96	$0.0000927	$909.42
Total Offering Amounts					$23,990,399.96		–
Total Fee Offsets							–
Net Fee Due							$2,223.91

(1) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $7.09, the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on March 28, 2022.

(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class 1 Common Stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 EIP”) and the Registrant’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.

(3) Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 EIP on January 1, 2022, pursuant to an “evergreen” provision contained in the 2020 EIP.

(4) Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 ESPP on January 1, 2022, pursuant to an “evergreen” provision contained in the 2020 ESPP.

(5) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.03, which is 85% of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on March 28, 2022.